EXHIBIT 10.1

FIRST RIGHT TO NEGOTIATE AND AMENDMENT AGREEMENT

This First Right to Negotiate and Amendment Agreement (this “Agreement”) is made effective this 2nd day of March, 2012 (“Amendment Effective Date”) by and between Agenus Inc., a Delaware Corporation (“Agenus”), Antigenics Inc., a Massachusetts corporation and wholly owned subsidiary of Agenus (“Antigenics MA”), and GlaxoSmithKline Biologicals SA, a Belgian company (“GSK”) (each singularly a “Party” and collectively the “Parties”).

WHEREAS, Antigenics MA and GSK were parties to that certain License, Development, and Supply Agreement entered into effective September 11, 1992 between Cambridge Biotech Corporation (predecessor to Antigenics MA) and SmithKline Beecham p.l.c. (predecessor to GlaxoSmithKline plc an Affiliate of GSK) (as amended, the “1992 Agreement”); and

WHEREAS Antigenics MA and GSK terminated and superseded the 1992 Agreement with that certain License Agreement entered into effective July 6, 2006 between the Parties (as amended by the Letter defined below, the “License Agreement”) and that certain Manufacturing Technology Transfer and Supply Agreement entered into effective July 6, 2006 between the Parties (the “2006 Supply Agreement”); and

WHEREAS, the Parties entered into that certain Binding Letter of Intent dated July 20, 2007 (the “Letter”) to, among other things, accelerate GSK’s manufacturing rights for QS-21 under the 2006 Supply Agreement; and

WHEREAS, GSK and Antigenics MA superseded and amended and restated the 2006 Supply Agreement with the Amended and Restated Manufacturing Technology Transfer Agreement dated January 16, 2009 (the “Amended Manufacturing Agreement”); and

WHEREAS, the Parties desire to grant GSK a first right to negotiate for the purchase of Agenus, and to further amend the License Agreement and the Amended Manufacturing Agreement to clarify certain provisions and grant GSK additional rights thereunder.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties do hereby agree as follows:

1. First Right to Negotiate

1.1 In consideration of the first right to negotiate (the “FRTN”) granted by Agenus to GSK in this Section 1 as well as the other rights and licenses provided for in this Agreement, GSK hereby agrees to pay the consideration set forth in Section 4 of this Agreement.

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

1.2 If the Agenus Board of Directors (i) determines to initiate a process or to undertake discussions with a third party other than an Affiliate of Agenus (a “Third Party Process”) for either: (a) a negotiated transaction or series of transactions that would result in a Change of Control of Agenus, or (b) a sale, assignment, or other disposition of the License Agreement and Amended Manufacturing Agreement by Antigenics MA (other than to an Affiliate of Antigenics MA), or (c) a sale or other disposition of all or substantially all of the Antigenics MA assets relating to QS-21, or (ii) a third party commences an unsolicited tender offer seeking to effect a Change of Control of Agenus unrelated to a Third Party Process (an “Unsolicited Tender Offer”), in each case of the foregoing Agenus shall comply with this Section 1. For the avoidance of doubt and notwithstanding the foregoing, this Section 1 shall not apply with respect to any sale, assignment or other disposition of that certain [**], [**] or any rights of Antigenics MA of Agenus with respect thereto or thereunder, where such sale, assignment or other disposition does not occur as part of a broader transaction for which a notice requirement would be triggered pursuant to Section 1.2 (i) (a), (b) or (c) or 1.2 (ii) above. For purposes hereof, “Change of Control” shall mean, with respect to a Party, any of the following events: (x) any person (or group of persons acting in concert) becomes the beneficial owner, directly or indirectly, of more than fifty percent (50%) of the total voting power of the capital stock then outstanding of such Party normally entitled to vote in elections of directors; (y) such Party consolidates with or merges into another corporation or entity, or any corporation or entity consolidates with or merges into such Party, in either event pursuant to a transaction in which more than fifty percent (50%) of the total voting power of the capital stock outstanding of the surviving entity entitled to vote in elections of directors is not held by persons holding at least fifty percent (50%) of the outstanding shares of such Party preceding such consolidation or merger; or (z) such Party conveys, transfers or leases all or substantially all of its assets to any person.

1.3 In the event that the Agenus Board of Directors determines to commence a Third Party Process, it shall provide GSK with written notice of such determination, such notice shall state whether the Third Party Process is under Section 1.2 (i) (a), (b) or (c). GSK shall have [**] days from receipt of such notice from Agenus (the “[**] Day Option Period”) to inform Agenus in writing whether it in good faith desires to negotiate with Agenus the terms of a transaction of the type described in the notice. If GSK does so affirmatively inform Agenus, then, during the ensuing [**]-day period from the date of GSK’s written notice (the “[**] Day Negotiation Period”), Agenus and GSK in good faith will seek to negotiate the terms of a definitive agreement for that transaction.

1.4 If a third party commences an Unsolicited Tender Offer, Agenus shall provide GSK with a written notice of the Unsolicited Tender Offer. Prior to the expiration of [**] days after delivery of such notice by Agenus (the “[**] Day Option Period”, and together with the [**] Day Option Period applicable in Section 1.3, hereinafter referred to as an “Option Period”), GSK shall inform Agenus in writing whether it desires to negotiate with Agenus the terms of a transaction as described in the

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

Unsolicited Tender Offer. If GSK does so affirmatively inform Agenus, then, during the ensuing [**]-day period (the “[**]-Day Negotiation Period” and, together with the [**]-Day Negotiation Period, hereinafter referred to as a “Negotiation Period”), Agenus and GSK in good faith will seek to negotiate the terms of a definitive agreement for that transaction.

1.5 GSK shall promptly notify Agenus in writing if it determines at any time during the applicable Option Period or Negotiation Period that it does not wish, or it no longer wishes, to negotiate a transaction, and upon Agenus’ receipt of such notice, the applicable Option Period or Negotiation Period shall immediately terminate.

During the pendency of any applicable Option Period and/or Negotiation Period, Agenus shall not enter into any definitive agreement which would preclude Agenus from negotiating and/or executing a definitive agreement with GSK with respect to a transaction of the type described in the relevant notice or Unsolicited Tender Offer, as applicable.

1.6 If GSK does not affirmatively elect to proceed to a Negotiation Period during any applicable Option Period, or if GSK and Agenus do not enter into a definitive agreement for a Transaction during any applicable Negotiation Period, Agenus may enter into a definitive agreement for and/or consummate a Transaction with any third party at any time during the [**] months following the expiration or earlier termination of the applicable Option Period or Negotiation Period; provided that, to the extent applicable, Agenus will not enter into such a definitive agreement for and/or consummate such a Transaction on terms in the aggregate materially less favorable to Agenus and its stockholders (as determined by the Agenus Board of Directors, in its reasonable discretion) than the terms last offered to Agenus by GSK in a binding written proposal during the applicable Negotiation Period.

1.7 If a transaction as described in Section 1.2 (i) (a), (b) or (c) or 1.2 (ii) above is not concluded with a third party during such [**]-month period, GSK’s FRTN pursuant to this Section 1 will apply again to any Third Party Process or Unsolicited Tender Offer prior to the termination of the FRTN pursuant to Section 1.10.

1.8 The FRTN will not be transferable or assignable by GSK except to a successor to the business to which this Agreement, the License Agreement, and the Amended Manufacturing Agreement relate, whether by merger or acquisition of all of its outstanding stock or otherwise.

1.9 Any confidential information of Agenus that is provided to GSK during the course of negotiations pursuant to exercise of the FRTN by GSK will be held in confidence pursuant to the terms of Article 9 of the Amended Manufacturing Agreement.

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

1.10 This Section 1 shall terminate, and the FRTN shall expire and be of no further force and effect, upon the fifth (5th) anniversary of this Agreement.

2. License Agreement Amendments. Antigenics MA and GSK acknowledge and agree that the License Agreement is hereby amended as follows:

2.0 All references in this Agreement to the Supply Agreement are now to be understood to mean the Amended Manufacturing Agreement.

2.1 QS-21 Vaccines. The following definition is hereby added to the License Agreement:

“QS-21 Vaccine” means: (i) with respect to any Vaccine product covered by a Valid Claim of the Patent Rights, any Licensed Vaccine, whether prophylactic or therapeutic, and (ii) with respect to any Vaccine product not covered by a Valid Claim of the Patent Rights, any prophylactic and/or therapeutic Vaccine product that elicits an immune response to antigen(s) directed to any indications whether such indications are listed or not in the License Agreement, provided however that Licensed Vaccine and QS-21 Vaccine specifically excludes any and all [**]. As used herein, “[**]” shall mean the [**]. As used herein “[**]” shall mean an [**].

2.2 Rights in [**]. Section 1.10 of the License Agreement is hereby amended to include QS-21 Vaccines for use in [**] as an “Exclusive Vaccine” and Exhibit C of the License Agreement is hereby amended to include the [**], in each case subject to the exclusion for [**].

2.3 Licensed Know-how. The terms “Licensed Vaccines” in Section 1.17 of the License Agreement are hereby replaced with the terms “Licensed Vaccines or QS-21 Vaccines”.

2.4 Licensed Technology Rights. Section 2.1(e) of the License Agreement is hereby deleted in its entirety and replaced with the following:

(e) a non-exclusive, royalty-free license, with the right to sublicense solely as set forth in Section 2.2 below, under the Licensed Technology to use QS-21 to develop, make, have made, use, sell, offer for sale, keep and import QS-21 Vaccines within the Territory.

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

2.5 Clarification to Section 2.1. The last paragraph of Section 2.1 of the License Agreement is hereby deleted in its entirety and replaced with the following:

For the avoidance of doubt, and subject to the foregoing provisions of this Section 2.1 and the provisions of Section 2.2 and the Supply Agreement, nothing in this Agreement shall restrict GSK’s ability to: (i) exploit its own technology or to carry out research within or outside the Licensed Indications, and/or (ii) collaborate or subcontract with Third Parties and transfer QS-21 to such Third Party collaborators or subcontractors in furtherance of the licenses granted to GSK pursuant to this Section 2.1, provided that Agenus’ rights under this Agreement and the Supply Agreement would not be compromised and provided further that nothing in this Agreement shall be construed as Antigenics MA granting GSK any affirmative right to use the Licensed Technology and the Licensed Patent Rights other than as expressly provided in this Section 2.1. In addition, nothing in this Agreement shall grant GSK any right to manufacture (or have made) QS-21, it being the understanding of the Parties that the provision of such a manufacturing right is the subject of the Supply Agreement.

2.6 Sublicensing Rights. The first sentence of Section 2.2 and Section 2.2 (a) of the License Agreement are hereby deleted in their entirety and replaced with the following:

2.2 Sublicensing. GSK shall have the right to grant sublicenses to (a) Affiliates and/or (b) Third Parties for use in any QS-21 Vaccines, to the license rights granted to GSK in Section 2.1 above, subject to the following terms and conditions:

(a) GSK may grant sublicenses to Affiliates and/or Third Parties (i) for Exclusive Vaccines without Antigenics MA’s prior written consent provided that the Sublicensee will practice the Licensed Patent Rights and Licensed Technology only to the extent granted to GSK under this Agreement and GSK and the Sublicensee will comply with the remaining provisions of this Section 2.2; and (ii) for all other QS-21 Vaccines as part of a license or sublicense to GSK’s proprietary adjuvant systems, with Antigenics MA’s consent (such consent not to be unreasonably withheld), provided that the Sublicensee will practice the Licensed

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

Patent Rights and Licensed Technology only to the extent granted to GSK under this Agreement and GSK and the Sublicensee will comply with the remaining provisions of this Section 2.2, and provided further that Antigenics MA receives Sublicense Revenues in accordance with the terms of the License Agreement for at least as long as Antigenics MA has the right to receive payments under the Amended Manufacturing Agreement. For the avoidance of doubt, it shall not be deemed unreasonable for Antigenics MA to withhold consent under Section 2.1(a)(ii) in the event the Third Party Sublicensee is seeking to develop and commercialize their own products containing QS-21 outside of a research, development and/or commercial collaboration or cross-license arrangement with GSK and Antigenics MA does not receive Sublicense Revenues in accordance with the foregoing. For purpose of clarification, GSK shall have no obligation to seek prior consent or notify and/or provide Antigenics MA a copy of such a sublicense agreement in the case where GSK grants a sublicense to a Third Party for research purpose only and does not get any Sublicense Revenue from that Third Party. The right of Antigenics MA to receive Sublicense Revenues as set forth in this paragraph shall survive any expiration or termination of this Agreement.

In addition, for purposes of clarity, the title of Section 10.4 of the License Agreement is hereby amended to read: “Termination or Continuation for Bankruptcy of Antigenics MA; Effects of Termination of this Agreement”, and Section 10.4(c) of the License Agreement is hereby amended by adding reference to Section 2.2 to the second sentence.

For the avoidance of doubt, upon expiration of the License Agreement any existing Sublicensee or further Sublicensee shall continue to be a direct Sublicensee(s) of GSK and not become a direct licensee of Antigenics MA.

2.7 Exclusion. Notwithstanding the foregoing or any other provisions of this Agreement and for the avoidance of doubt, GSK shall have no rights under the License Agreement with respect to [**].

2.8 Public Announcements. Section 12.6 of the License Agreement is hereby amended to add the following provision:

In addition to and notwithstanding any other provision of

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

this Agreement or the Amended Manufacturing Agreement, the Parties acknowledge and agree that at Antigenics MA’s election, GSK and its Sublicensees or contractors, as applicable, shall state that Agenus’/Antigenics MA’s QS-21 is contained in any QS-21 Vaccine mentioned in any press release regarding positive Phase 3 data, submission or acceptance of application for regulatory approval, receipt of regulatory approval, and/or first commercial launch of such vaccine. GSK shall provide Antigenics MA with reasonable advance notice of any such press release to give Antigenics MA reasonable time to make any such election and approve any language relating thereto. For purpose of clarification, GSK shall be entitled, without obligation, to state that Agenus’/Antigenics MA’s QS-21 is contained in any QS-21 Vaccine mentioned in any press release regarding Phase 3 data other than a press release regarding positive Phase 3 data.

3. Amended Manufacturing Agreements. Antigenics MA and GSK acknowledge and agree that the Amended Manufacturing Agreement is hereby amended as follows:

3.1 QS-21 Vaccines. Section 1.31 of the Amended Manufacturing Agreement (QS-21 Vaccine(s)) is hereby deleted in its entirety and replaced with the definition set forth in Section 2.1 of this Agreement.

3.2 Scope of Manufacturing License. Section 2.5(a) of the Amended Manufacturing Agreement is hereby deleted in its entirety and replaced with the following:

(a) Subject to the terms and conditions of this Agreement (including without limitation, the provisions of Article 4 below and the retained rights of Antigenics MA set forth in Section 2.5(b) below), Antigenics MA hereby grants to GSK: (A) a world-wide, non-exclusive, right and license (with the right to grant sublicenses to its Affiliates and Sublicensees as defined in the License Agreement, subject to the provisions of Section 2.5(c) below) to the Manufacturing Technology for the sole purpose of Manufacturing QS-21: (i) to supply Antigenics MA (and its Affiliates and QS-21 licensees and customers) in accordance with this Agreement, and (ii) to develop, make, have made, use, sell, offer for sale and import QS-21 Vaccines (other than QS-21 Vaccines for use in the [**]), and (B) a world-wide, exclusive, right and license (with the right to grant sublicenses to its Affiliates and Sublicensees as defined in the License Agreement, subject to the

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

provisions of Section 2.5(c) below) to the Manufacturing Technology for the sole purpose of Manufacturing QS-21 to develop, make, have made, use, sell, offer for sale and import QS-21 Vaccines for use in the [**]. As used in this Agreement, “[**]” means the [**].

3.3 Exclusion. Notwithstanding the foregoing or any other provisions of this Agreement and for the avoidance of doubt, GSK shall have no rights under the Amended Manufacturing Agreement with respect to [**].

3.4 Section 5.3 of the Amended Manufacturing Agreement is hereby amended by adding the following provision

In addition to and notwithstanding the foregoing, in no event shall the foregoing Manufacturing Technology Transfer Royalty obligation apply with respect to QS-21 Vaccines in the [**] for less than seven (7) years after the First Commercial Sale of the first prophylactic or first therapeutic QS-21 Vaccine in the [**].

4. Consideration. In consideration for the rights and licenses granted to GSK by Antigenics MA hereunder, GSK has agreed to amend Section 5.3 of the Amended Manufacturing Agreement as set forth above. Furthermore and in consideration for the FRTN granted to GSK by Agenus under this Agreement, GSK shall pay Agenus a non-refundable, one-time payment in the amount of US$ 9,000,000 within ten (10) Business Days of the Amendment Effective Date, of which U.S. $2,500,000 shall be creditable against future Manufacturing Technology Transfer Royalty payments otherwise owing to Antigenics MA under Section 5.3 of the Amended Manufacturing Agreement.

5. Representations and Warranties.

5.1 Antigenics Inc. and Agenus Inc. hereby represent and warrant to GSK that: (a) they have the right to enter into this Agreement and to grant GSK the rights and licenses granted hereunder; and (b) the execution, delivery and performance of this Agreement by them does not (i) conflict with any agreement, instrument or understanding, oral or written, to which either of them or any of their affiliates is a party and by which they may be bound or (ii) violate any laws of any governmental authority having jurisdiction; and (c) it is not aware of any breach of the License Agreement or the Amended Manufacturing Agreement by Antigenics Inc. or any of its affiliates.

5.2 GSK hereby represents and warrants to Agenus and Antigenics Inc. that: (a) it has the right to enter into this Agreement and perform its obligations hereunder; and (b) the execution, delivery and performance of this Agreement by it does not (i) conflict

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

with any agreement, instrument or understanding, oral or written, to which it or any of its affiliates is a party and by which they may be bound or (ii) violate any laws of any governmental authority, and (c) it is not aware of any breach of the License Agreement or the Amended Manufacturing Agreement by GSK or any of its affiliates or sublicensees.

6. Release. Antigenics Inc. and Agenus Inc., on the one hand, and GSK on the other hand, each on behalf of themselves and their respective successors and assigns, hereby release one another and their respective subsidiaries, divisions, parents, affiliates and agents, each of their respective directors, officers, employees, representatives and agents, and each of their respective successors, assigns and other transferees, from any and all causes of action, claims, counterclaims, defenses, damages and demands whatsoever, in law or in equity known to the releasing party and relating to the subject matter of the License Agreement or Amended Manufacturing Agreement, whether (a) relating to use of Manufacturing Technology (as such term is defined in the Amended Manufacturing Agreement) and/or Licensed Technology (as such term is defined in the Licensed Agreement), (b) relating to any tort, contract or other claim arising prior to the Effective Date, or (c) arising or claimed to arise out of any infringement or asserted infringement of any intellectual property owned or controlled by Antigenics Inc., Agenus Inc. and/or their affiliates prior to the Effective Date, in each case which releasing party ever had, now has or hereafter shall or may have, that can be, could be or could have been asserted by Antigenics Inc., Agenus Inc. and/or their affiliates in any judicial or non-judicial proceeding. For the avoidance of doubt, the Parties do not hereby release any rights arising out of facts or circumstances unknown to the releasing party.

7. Miscellaneous

7.1 Any capitalized terms not defined herein shall have the meanings in the License Agreement or the Amended Manufacturing Agreement, as applicable.

7.2 The Parties acknowledge and agree that, except as set forth in this Agreement, the License Agreement and Amended Manufacturing Agreement shall remain unchanged and in full force and effect.

7.3 Further Actions. Each Party agrees to execute, acknowledge and deliver such further instruments, and to do all such other acts, as may be necessary or appropriate in order to carry out the purposes and intent of this Agreement.

7.4 Severability. If any provision of this Agreement, or part thereof, is found by a proper authority to be unenforceable, that provision, or part thereof, shall be stricken and the remainder of this Agreement will continue in full force and effect; provided, however, that the Parties shall renegotiate an acceptable replacement provision so as to accomplish, as nearly as possible, the original intent of the Parties.

7.5 Applicable Law; Governing Language. This Agreement shall be governed

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

and construed in accordance with the laws of the State of Delaware, without regard to conflicts of laws principles. This Agreement has been prepared in the English language and the English language shall control its interpretation. All consents, notices, reports and other written documents to be delivered or provided by a Party under this Agreement shall be in the English language, and in the event of any conflict between the provisions of any document and the English language translation thereof, the terms of the English language translation shall control.

7.6 Notices and Deliveries. Any notice or other communication required or permitted hereunder shall be in accordance with the License Agreement, provided that notices to Agenus and/or Antigenics MA shall be to the attention of the Chief Financial Officer or Agenus Inc with a copy to Agenus Inc. Legal Department.

7.7 Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. If any signature is delivered by facsimile transmission or by e-mail delivery of a “.pdf” format data file, such signature shall create a valid and binding obligation of the Party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or “.pdf” signature page were an original thereof.

7.8 No Admission. Nothing contained in this Agreement, its execution, or delivery, or the performance of any obligation herein, or the exercise of any right or license herein, shall be construed as an admission by any party of any wrongdoing, liability, or potential claims, and the Parties recognize that each expressly denies any liability or potential liability

7.9 Survival in the Event of Bankruptcy. All rights, releases and covenants granted under or pursuant to this Agreement are, and shall otherwise be deemed to be, for purposes of Section 365(n) of the U.S. Bankruptcy Code, licenses of rights to “intellectual property” as defined under section 101 of the U.S. Bankruptcy Code. The Parties hereby acknowledge and agree that Novartis shall retain and may fully exercise all of its rights and elections under the U.S Bankruptcy Code.

7.10 Headings. Descriptive headings and titles used in this Agreement are inserted for convenience of reference only and do not constitute a part of and shall not be utilized in interpreting this Agreement.

7.11 Relationship of the Parties. This Agreement is not intended by the Parties to constitute or create a joint venture, pooling arrangement, partnership, or formal business organization of any kind, and the rights and obligations of the Parties shall be only those expressly set forth herein and therein. No Party will have any right, power or

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

authority, nor will they represent themselves as having any authority to assume, create or incur any expense, liability or obligation, express or implied, on behalf of another Party, or otherwise act as an agent for another Party for any purpose.

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[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

IN WITNESS WHEREOF, the Parties hereto have caused this First Right to Negotiate and Amendment Agreement to be signed by their respective corporate officers, duly authorized as of the day and year first above written.

Agenus Inc.		Antigenics Inc.

By:	/s/ Garo H. Armen	By:	/s/ Garo H. Armen

Name:	Garo H. Armen, PhD	Name:	Garo H. Armen, PhD

Title:	Chairman and CEO	Title:	Chairman and CEO

GlaxoSmithKline Biologicals SA

By:	/s/ T. Breuer	By:	/s/ D. Dubru

Name:	T. Breuer	Name:	D. Dubru

Title:	SVP of R&D, Director	Title:	VP Finance Operations, Director

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.